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EXHIBIT 11


EAGLE POINT SOFTWARE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
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                                                                 Three Months Ended                  Six Months Ended
                                                                    December 31,                       December 31,
                                                            -----------------------------       ----------------------------
                                                                  2000            1999                2000           1999
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SHARES USED IN DETERMINING BASIC
   EARNINGS PER SHARE:


Weighted average common shares outstanding                      4,750,682      4,846,476           4,803,413        4,846,476
                                                           ==============  =============       =============    =============

SHARES USED IN DETERMINING DILUTED
   EARNINGS PER SHARE:

Weighted average common shares outstanding                      4,750,682      4,846,476           4,803,413        4,846,476

Net effect of stock options based on the treasury stock
method using the average market price during the period            14,546        100,640              27,800           97,591
                                                           --------------  -------------       -------------    -------------

Total weighted average common and common equivalent shares
   outstanding                                                  4,765,228      4,947,116           4,831,213        4,944,067
                                                           ==============  =============       =============    =============
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